EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement under the Securities Act of 1933 of Power3 Medical Products, Inc. (“Company”) dated April 22, 2009, of our report dated April 14, 2009, relating to the Company’s financial statements appearing in the Form 10-K for each of the years ended December 31, 2008 and 2007.

/s/M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

April 22, 2009